Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256998

PROSPECTUS

12,000,000 Common Shares

ABCELLERA BIOLOGICS INC.

This prospectus relates to the offer and sale of up to 12,000,000 common shares, no par value, of AbCellera Biologics Inc., a British Columbia corporation, by the selling shareholders.

The common shares being offered by the selling shareholders were purchased pursuant to securities purchase agreements dated June 9, 2021 among the selling shareholders, the original sellers of such common shares and us.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling shares.

The selling shareholders may sell the common shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling shareholders may sell the common shares being registered pursuant to this prospectus.

The selling shareholders will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees.

Our common shares are listed on the Nasdaq Global Select Market under the symbol “ABCL”. On June 9, 2021, the last reported sale price of our common shares on the Nasdaq Global Select Market was $23.84 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements.

Investing in our common shares involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 and in the documents incorporated by reference in this prospectus. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 21, 2021.

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ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the selling shareholders, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the selling shareholders, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Unless the context otherwise requires, references in this prospectus to “AbCellera,” “the Company,” “we,” “us” and “our” refer to AbCellera Biologics Inc. This prospectus and the documents incorporated by reference into this prospectus may also contain trademarks and trade names that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply relationships with, or endorsements or sponsorship of us by, these other companies.

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SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common shares, you should read this entire prospectus carefully, including the section entitled “Risk Factors,” and any documents incorporated by reference.

Our Business

We believe that the surest path to a better future is through technological advancement and that the new frontier of technology lies at the interface of computation, engineering and biology. Our mission is to improve health with technologies that transform the way that antibody-based therapies are discovered. We aim to become the centralized operating system for next generation antibody discovery.

Our full-stack, artificial intelligence-, or AI, powered drug discovery platform searches and analyzes the database of natural immune systems to find antibodies that can be developed as drugs. We believe our technology increases the speed and the probability of success of therapeutic antibody discovery, including enabling discovery against targets that may otherwise be intractable. Rather than advancing our own clinical pipeline of drug candidates, we forge partnerships with drug developers of all sizes, from large cap pharmaceutical to small biotechnology companies. We empower them to move quickly, reduce cost and tackle the toughest problems in drug development As of March 31, 2021, we had 119 discovery programs that are either completed, in progress or under contract with 29 partners. As a recent example, in a collaboration with Eli Lilly and Company, or Lilly, we applied our technology stack to co-develop bamlanivimab, an antibody therapy to treat and prevent COVID-19. Starting from a single blood sample obtained from a convalescent patient, we and our partners identified a viable antibody drug candidate within three weeks that advanced into clinical testing 90 days after initiation of the program. Lilly progressed into these clinical trials at a greatly accelerated pace as a result of the Coronavirus Treatment Acceleration Program, which is a special emergency program for possible coronavirus therapies created by the FDA in 2020 to expedite the development of potentially safe and effective life-saving treatments to combat the COVID-19 pandemic. Knowing that additional antibodies would be needed to combat emerging variants of the SARS-CoV-2 virus, we deployed our technology stack to identify a new antibody that we believe has potential to be a long-term solution to COVID-19 as it becomes endemic. On May 4, 2021 we announced that this second human antibody from our collaboration with Lilly, LY-CoV1404, entered clinical trials in patients with mild-to-moderate COVID-19. LY-CoV1404 is the second clinical asset from AbCellera’s platform in under a year. With respect to other or future product candidates, there is no assurance that any of our partners or collaborators will be able to advance a product candidate into clinical development on this timeframe again in the future, or at all. We initiated our partnering program in 2015 and have only had this one program result in milestone and royalty payments to us to date and we have not yet had a program receive marketing approval.

We structure our agreements in a way that is designed to align our partners’ economic interests with our own. We forge partnerships with large cap pharmaceutical companies, biotechnology companies of all sizes and non-profit and government organizations. Our partners select a target and define the antibody properties needed for therapeutic development. We provide discovery solutions to partners that have a range of discovery capabilities, from the highly enabled to the less enabled. We enable discovery against targets that have traditionally been intractable, and we accelerate programs against less difficult targets.

Our deals emphasize participation in the success and upside of future antibody therapeutics. Our partnership agreements include near-term payments for technology access, research and intellectual property rights, and downstream payments in the form of clinical and commercial milestones, and royalties on net sales. Longer-term we are eligible to receive additional payments upon satisfaction of clinical and commercial milestones, which we refer to as milestone payments, as well as royalties on sales of products derived from antibodies that we discover for our partners. Our discovery partnerships generally include royalty payments on net sales in the single digit to low-double digit range.

Our Corporate Information

We were incorporated in 2012 under the Business Corporations Act (British Columbia), or the BCBCA. Our principal executive offices are located at 2215 Yukon Street Vancouver, British Columbia, V5Y 0A1, Canada and our telephone number is (604) 559-9005. We have six wholly owned subsidiaries, Lineage, a Delaware corporation, Trianni, a Delaware corporation, AbCellera US Holdings Inc., a Delaware corporation, AbCellera Properties Inc., a BCBCA company, AbCellera Properties Columbia Inc., a BCBCA company, AbCellera Properties Evans Inc., a BCBCA company, and Channel Biologics Pty Ltd., a proprietary company registered in New South Wales, Australia. Our website address is www.abcellera.com. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus.

AbCellera and other trademarks or service marks of AbCellera, including our subsidiaries appearing in this prospectus are the property of AbCellera. The other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Risks Associated with Our Business

Our business is subject to numerous risks, as more fully described or incorporated by reference in the “Risk Factors” section immediately following this prospectus summary. You should read these risks before you invest in our common shares. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include, among others:

We have incurred losses in certain years since inception and we may not be able to generate sufficient revenue to maintain profitability.

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Our quarterly and annual operating results have fluctuated significantly in the past and may fluctuate significantly in the future, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations.

•	Our commercial success depends on the quality of our antibody discovery platform and technological capabilities and their acceptance by new and existing partners in our market.

•	If we cannot maintain and expand current partnerships and enter into new partnerships that generate discovery programs for antibodies, our business could be adversely affected.

•	In recent periods, we have depended on a limited number of partners for our revenue, the loss of any of which could have an adverse impact on our business.

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Biopharmaceutical drug development is inherently uncertain, and it is possible that none of the drug candidates discovered using our platform that are further developed by our partners will receive marketing approval or become viable commercial products, on a timely basis or at all.

•	The failure of our partners to meet their contractual obligations to us could adversely affect our business.

•	We may be unable to manage our current and future growth effectively, which could make it difficult to execute on our business strategy.

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We have invested, and expect to continue to invest, in research and development efforts that further enhance our antibody discovery platform. Such investments in technology are inherently risky and may affect our operating results. If the return on these investments is lower or develops more slowly than we expect, our revenue and operating results may suffer.

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Our partners have significant discretion in determining when and whether to make announcements, if any, about the status of our partnerships, including about clinical developments and timelines for advancing collaborative programs, and the price of our common shares may decline as a result of announcements of unexpected results or developments.

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Our partners may not achieve projected discovery and development milestones and other anticipated key events in the expected timelines or at all, which could have an adverse impact on our business and could cause the price of our common shares to decline.

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The life sciences and biotech platform technology market is highly competitive, and if we cannot compete successfully with our competitors, we may be unable to increase or sustain our revenue, or sustain profitability.

•	Our success depends on our ability to protect our intellectual property.

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In connection with the audit of our financial statements as of and for the year ended December 31, 2019, a material weakness in our internal control over financial reporting was identified and we may identify additional material weaknesses in the future.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or JOBS Act, and will remain an emerging growth company until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of our initial public offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or SEC. As long as we remain an emerging growth company, we may take advantage of specified reduced disclosure and other public company reporting requirements. These provisions include:

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being permitted to provide only two years of audited financials in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•	reduced disclosure about our executive compensation arrangements;

•	not being required to hold advisory votes on executive compensation or to obtain shareholder approval of any golden parachute arrangements not previously approved;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

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an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.

We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold shares.

We have elected not to “opt out” of the exemption for the delayed adoption of certain accounting standards, and, therefore, we will adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies. As a result of this election, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.

Private Resales

On June 9, 2021, certain of the selling shareholders identified in this prospectus purchased an aggregate of 11,900,000 common shares from the former holders of such shares in private resales not requiring registration under the Securities Act of 1933, as amended. In connection with such private resales, those selling shareholders have entered into securities purchase agreements pursuant to which they made representations, including as to their accredited investor status and investment intent with respect to the common shares purchased by them. Under such agreements, we have agreed to use commercially reasonable efforts to file the registration statement of which this prospectus forms a part to register such common shares within seven days of the settlement of such private resale transactions, and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within 90 days of its filing. 100,000 of the common shares offered by this prospectus by the remaining selling shareholder consist of existing shares in our Company.

The Offering

Common shares to be offered by the selling shareholders	12,000,000 shares

Common shares outstanding	270,925,930

Use of proceeds	The selling shareholders will receive all of the net proceeds from this offering and we will not receive any proceeds from the sale of shares in this offering.

Risk factors	Investment in our common shares involves substantial risks. You should read this prospectus carefully, including the section titled “Risk Factors” and the financial statements and the related notes to those statements appearing elsewhere or incorporated by reference in this prospectus, before investing in our common shares.

Nasdaq Capital Market Symbol	“ABCL”

The number of common shares to be outstanding is based on 270,925,930 common shares outstanding as of March 31, 2021 and excludes:

•	53,316,986 common shares issuable upon the exercise of share options outstanding as of March 31, 2021, with a weighted-average exercise price of $1.48 per share;

•	207,578 common shares issuable upon the exercise of share options granted after March 31, 2021, with a weighted-average price of $26.94 per share;

•	74,206 common shares issuable upon the vesting of restricted share units granted after March 31, 2021;

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20,075,196 common shares reserved for future issuance under our 2020 Share Option and Incentive Plan, or the 2020 Plan, plus any future increases in the number of common shares reserved for issuance; and

•	2,700,000 common shares reserved for future issuance under our 2020 Employee Share Purchase Plan, or the 2020 ESPP, plus any future increases in the number of common shares reserved for issuance.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the other information included or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common shares. In addition, we urge you to carefully consider the risks described in the “Risk Factors” sections of our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the SEC and incorporated by reference into this prospectus. The occurrence of any of the events or developments described below, or those described in our other filings incorporated by reference in this prospectus, could materially harm our business, financial condition, results of operations and prospects. In such an event, the market price of our common shares could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the disclosures incorporated by reference herein, contains express or implied forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included or incorporated by reference in this prospectus include, but are not limited to, statements about:

•	our expectations regarding the rate and degree of market acceptance of our drug-discovery platform;

•	companies and technologies in our industry that we compete with;

•	our ability to manage and grow our business by expanding our sales to existing partners or introducing our drug-discovery platform to new partners;

•	our ability to provide our partners with a full solution from target to IND submission;

•	our expectations regarding the completion of our GMP facility and our manufacturing capabilities;

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our ability to establish and maintain intellectual property protection for our technologies and workflows, including with respect to our intellectual property litigation with Berkeley Lights, or avoid or defend against claims of infringement;

•	our ability to attract, hire and retain key personnel and to manage our future growth effectively;

•	our ability to obtain additional financing in this or future offerings;

•	the volatility of the trading price of our common shares;

•	our ability to attract and retain key scientific and engineering personnel;

•	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

•	business disruptions affecting our operations and the development of our platform due to the global COVID-19 pandemic;

•	our ability to remediate our material weaknesses;

•	our expectations regarding our PFIC status for any future taxable year; and

•	our expectations about market trends.

In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus (including information incorporated by reference in this prospectus) and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

This prospectus also contains estimates, projections and other information concerning our industry, our business and the market for our data packages. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market, and other data from our own internal estimates and research as well as from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. While we are not aware of any misstatements regarding any third-party information presented in or incorporated by reference in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties and are subject to change based on various factors, including those discussed under the section titled “Risk Factors”.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

In November 2020, we entered into the merger agreement with Trianni, under which, at the effective time, our wholly owned entity, or Merger Sub, merged with and into Trianni, with Trianni surviving as our wholly owned subsidiary.

Pursuant to the merger agreement, each share of Trianni convertible preferred stock was converted into one share of common stock of Trianni and each share of Trianni common stock (other than excluded shares and dissenting shares) was converted automatically into the right to receive cash in the amount equal to the cash purchase price divided by the total number of common stock of Trianni issued and outstanding. Further, each unexercised outstanding option to purchase shares of Trianni common stock whether vested or unvested, was cancelled and extinguished.

To fund the merger, we issued the Convertible Notes with an aggregate principal amount of $90.0 million on October 30, 2020. The Convertible Notes were convertible into our common shares at any time at the option of the holder after 12 months from the date of issuance or upon completion of certain qualifying financings. Immediately prior to the completion of our IPO, the Convertible Notes were converted into 6,093,524 common shares of the Company in accordance with the terms of the convertible note agreement.

The following unaudited pro forma condensed combined financial information of AbCellera and Trianni is presented to illustrate the estimated effects of the merger, which estimated effects are collectively referred to as adjustments or transaction accounting adjustments. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2020 combine our historical consolidated statements of income with Trianni’s, after giving effect to the merger as if it had occurred on January 1, 2020. The effect of the merger on our balance sheet is reflected in our audited consolidated financial statements for the year ended December 31, 2020.

These unaudited pro forma condensed combined statements of income is referred to in this section as the pro forma financial information. The unaudited pro forma financial information should be read in conjunction with the accompanying notes in this section. In addition, the pro forma financial information is derived from and should be read in conjunction with the following historical financial statements and accompanying notes of AbCellera and Trianni incorporated by reference or included elsewhere in this prospectus:

•	our audited consolidated financial statements as of and for the fiscal year ended December 31, 2020 and the related notes;

•	audited financial statements of Trianni as of and for the fiscal year ended December 31, 2019 and the related notes; and

•	unaudited condensed financial statements of Trianni as of and for the nine months ended September 30, 2020 and the related notes.

The pro forma financial information has been prepared by us in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, which is referred to herein as Article 11. The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what our consolidated statement of income actually would have been had the merger been completed as of the dates indicated or will be for any future periods. The pro forma financial information does not purport to project our operating results following the completion of the merger. The pro forma financial information does not include adjustments to reflect any potential revenue, synergies or dis-synergies, or cost savings that may be achievable in connection with the merger, or the associated costs that may be necessary to achieve such revenues, synergies or cost savings.

We and Trianni prepared the respective financial statements in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The merger was accounted for using the acquisition method of accounting, and we are the accounting acquirer. The pro forma adjustments are preliminary, based upon available information as of the date of this prospectus, and prepared solely for the purpose of this pro forma financial information. These adjustments are based on preliminary estimates and will be different from the adjustments that may be determined based on final acquisition accounting, and these differences could be material.

Unaudited Pro Forma Condensed Combined Statement of Income (Loss)

Year Ended December 31, 2020

(in thousands of U.S. dollars, except per share data)

	Year Ended December 31, 2020 AbCellera	Nine Months Ended September 30, 2020 Trianni (Note 4)	October 1, 2020 – November 2, 2020 Trianni	Transaction Accounting Adjustments	Notes		Combined
Revenue:
Research fees	$19,848	—	—	—			$19,848
Milestone payments	15,000	—		—			15,000
License	—	5,946	309				6,255
Royalty revenue	198,307	—	—	—			198,307

Total revenue	$233,155	$5,946	309	—			$239,410

Operating expenses:
Royalty fees	27,143	—	—	—			27,143
Research and development	29,393	2,374	749	—			32,516
Sales and marketing	3,842	—	—	—			3,842
General and administrative	11,910	1,322	41	—			13,273
Depreciation and amortization	4,836	—	—	5,723	[5A	]	10,559

Total operating expenses	$77,124	$3,696	790	$5,723			$87,333

Income (loss) from operations	156,031	2,250	(481)	(5,723)			152,077
Other (income) expense:
Interest income	(293)	(150)	—	—			(443)
Interest expense and other (income) expense	6,511	(1)	—	2,928	[5B	]	9,438
Foreign exchange (gain) loss	300	—	—	—			300
Grants and incentives	(8,320)	—	—	—			(8,320)

Total other (income) expense	(1,802)	(151)	—	2,928			975

Earnings before income taxes	157,833	2,401	(481)	(8,651)			151,102
Income tax provision (recovery)	38,915	118	(125)	(2,249)	[5C	]	36,659

Net earnings (loss) for the period	$118,918	$2,283	(356)	$(6,402)			$114,443

Net earnings per share, basic (Note 6)	$0.53						$0.52

Net earnings per share, diluted (Note 6)	$0.45						$0.43

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in thousands of U.S. dollars, except share and per share data)

Note 1—Description of the Transaction

In November 2020, we entered into the merger agreement with Trianni, under which at the closing, Merger Sub, merged with and into Trianni, with Trianni surviving as our wholly owned subsidiary.

Pursuant to the merger agreement, each share of Trianni convertible preferred stock was converted into one share of common stock of Trianni and each share of Trianni common stock (other than excluded shares and dissenting shares) was converted automatically into the right to receive cash in the amount equal to the purchase price divided by the total number of common stock of Trianni issued and outstanding. Further, each unexercised outstanding option to purchase shares of Trianni common stock whether vested or unvested, was cancelled and extinguished.

To fund the merger, we issued the Convertible Notes in the aggregate principal amount of $90.0 million on October 30, 2020. The Convertible Notes mature five years from the date of issuance and bear no interest for the first twelve months and bear five percent (5%) interest per annum thereafter. Interest is payable annually starting twenty-four months from the date of issuance until maturity.

Upon the closing of certain qualified financings under the Convertible Notes, each a Qualified Financing, the principal amount of the Convertible Notes can be converted at the option of the note holder into our common shares of at a conversion price as specified in the convertible note agreement. The Convertible Notes are also convertible at the option of the holders on the interest commencement date, which is 12 months after the issuance date. The number of common shares to be issued will be equal to 800,000 common shares (for certain specified investors) plus the number of common shares determined by dividing (i) the aggregate of the outstanding principal of the Convertible Note by (ii) our pre-money valuation of as defined in the agreement divided by the aggregate number of our common shares outstanding at the time of conversion. At issuance, we determined that no value should be assigned to the embedded derivatives and that there was no beneficial conversion feature.

Immediately prior to the completion of our IPO, the Convertible Notes were converted into 6,093,524 common shares of the Company in accordance with the terms of the convertible note agreement.

Note 2—Basis of Presentation

The pro forma financial information was prepared accounting for the merger using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” which is referred to as ASC 805, and is derived from our audited consolidated financial statements for the year ended December 31, 2020, Trianni’s unaudited historical financial statements for the nine months ended September 30, 2020, and the unaudited internal financial information for the period from October 1, 2020 – November 2, 2020, the date prior to the acquisition date.

The pro forma financial information has been prepared by us in accordance with Article 11. The pro forma financial information is not necessarily indicative of what our consolidated statement of operations would have been had the merger been completed as of the dates indicated or will be for any future periods. The pro forma financial information does not purport to project our future financial position or results of operations following the completion of the merger. The pro forma financial information reflects pro forma adjustments management believes are necessary to present fairly our pro forma results of operations and financial position following the closing of the merger as of and for the periods indicated. The pro forma adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report our financial condition and results of operations as if the merger was completed.

This pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the merger, the actual amounts eventually recorded for the purchase accounting may differ materially from the information presented. Further details of the preliminary purchase price allocation and consideration exchanged is detailed in our audited consolidated financial statements for the year ended December 31, 2020.

Total transaction related costs incurred by us and Trianni in connection with the merger are estimated were immaterial and reflected as part of our historical results in the unaudited condensed combined statement of operations for the year ended December 31, 2020. These costs are non-recurring.

The pro forma financial information does not reflect the following items:

•	the impact of any potential revenues, benefits or synergies that may be achievable in connection with the merger or related costs that may be required to achieve such revenues, benefits or synergies;

•	changes in cost structure or any restructuring activities as such changes, if any, have yet to be determined; and

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any expenses related to employees and executives who may not be retained in the same roles after the merger, where such agreements with these employees or executives have not been reached at the date of this prospectus. These expenses may include both cash and equity payments, and which amounts could be substantial. These amounts will be reflected once agreements are reached with those employees or executives.

Note 3—Conforming Accounting Policies

There are no material differences in accounting policies that would have a material impact on the pro forma financial information.

Accounting policies that were assessed but deemed to have an immaterial impact to the pro forma financial information include:

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ASU No. 2016-02, Leases (Topic 842), which is referred to as ASC 842—Trianni has not yet adopted ASC 842, and we adopted it with an effective date of January 1, 2019. For purposes of the unaudited condensed combined pro forma statements of operations for the year ended December 31, 2020, Trianni only had one operating lease as classified under ASC 842. Any resulting change would be immaterial and thus, for the purposes of the pro forma financial information, Trianni has not adjusted AbCellera’s adoption of ASC 842 to January 1, 2020.

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ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which is referred to as ASC 326. Trianni’s historical financial statements used to derive the pro forma financial information do not reflect the adoption of ASC 326. For the purposes of the pro forma financial information, we have not adjusted Trianni’s adoption of ASC 326 to January 1, 2020 as the estimated impact on the pro forma financial information would be immaterial.

Note 4—Adjustments to Reclassify Financial Statement Line Items to Our Presentation by Trianni Prior to Closing

Certain historical balances on the pro forma statements of income (loss) for the periods presented have been reclassified to conform to our presentation.

Note 5—Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2020

[5A] To reflect the incremental straight-line amortization related to the increase in fair value of the license and technology over a period of four years and 20 years, respectively.

[5B] To reflect the accrued interest expense resulting from the Convertible Notes which are assumed to be outstanding from January 1, 2020 for the purposes of the pro forma financial information. The Convertible Notes are carried at amortized cost with an effective interest rate of 3.97%.

[5C] To reflect the tax impact of the pro forma adjustments at a preliminary blended federal and state statutory tax rate of 26%.

Note 6 —Earnings Per Share

The pro forma combined diluted earnings per share presented below for the year ended December 31, 2020 is determined by using the weighted average number of common shares and dilutive common share equivalents outstanding during the period. We have excluded the effect to earnings per share related to the Convertible Notes because including them would have been anti-dilutive.

(in thousands, except for per share amounts)	Year Ended December 31, 2020
Pro forma net earnings	$114,443
Less pro forma earnings allocated to Preferred Shareholders	(32,044)

Pro forma net earnings attributable to common shareholders	82,399
Pro forma basic weighted-average shares outstanding	159,195,023

Pro forma basic earnings per share	$0.52

(in thousands, except for per share amounts)	Year Ended December 31, 2020
Pro forma net earnings attributable to common shareholders	$114,443
Pro forma diluted weighted-average shares outstanding	263,129,765
Pro forma diluted earnings per share	$0.43

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the common shares described in the section “Selling Shareholders” to resell such shares. The selling shareholders will receive all of the net proceeds from this offering. We will not receive any of the proceeds from the sale of the shares being offered by the selling shareholders.

SELLING SHAREHOLDERS

On June 9, 2021, certain of the selling shareholders identified in this prospectus purchased an aggregate of 11,900,000 common shares from the former holders of such shares in private resales not requiring registration under the Securities Act of 1933, as amended. In connection with such private resales, those selling shareholders have entered into securities purchase agreements pursuant to which they made representations, including as to their accredited investor status and investment intent with respect to the common shares purchased by them. Under such agreements, we have agreed to use commercially reasonable efforts to file the registration statement of which this prospectus forms a part to register such common shares within seven days of the settlement of such private resale transactions, and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within 90 days of its filing. 100,000 of the common shares offered by the remaining selling shareholder consist of existing shares in our Company. This prospectus covers the resale by the selling shareholders identified below of such common shares. The registration of the common shares of the selling shareholders through this prospectus constitutes a secondary offering and is not an offering by or on behalf of our company. We will not receive any proceeds from the resale of the common shares by the selling shareholders.

Except as described in the footnotes below, none of the selling shareholders has been an officer or director of ours or any of our predecessors or affiliates within the past three years. Except as described in the footnotes below, no selling shareholder had a material relationship with our company or any of our affiliates within the last three years.

The following table and the accompanying footnotes are based in part on information supplied to us by the selling shareholders. The table and footnotes assume that the selling shareholders will sell all of the shares listed. However, because the selling shareholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of any sales. We do not know how long the selling shareholders will hold the shares before selling them.

The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below.

Selling Shareholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering
Entities advised by Capital Research And Management Company (1)	16,282,252	6.0%	9,900,000	2.4%
SB Northstar LP (2)	7,817,190	2.9	2,000,000	2.1
Genworks 2 Consulting, Inc. (3)	1,103,397	0.4	100,000	0.4

(1) Consists of (i) 5,309,729 common shares held by EuroPacific Growth Fund (“EUPAC”), (ii) 3,111,732 common shares held by The Growth Fund of America (“GFA”), (iii) 3,538,151 common shares held by Capital Group Growth Equity Fund (Canada) (“CIGE”), (iv) 2,345,741 common shares held by American Funds Insurance Series – Asset Allocation Fund (“VIAA”), (v) 1,842,524 common shares held by The New Economy Fund (“NEF”), (vi) 52,328 common shares held by Capital Group EuroPacific Growth Trust (US) (“TEUPAC”), (vii) 22,976 common shares held by Capital Group Growth Fund of America Trust (US) (“TGFA”), (viii) 30,160 common shares held by Capital Group New Economy Fund (LUX) (“CGNELU”), (ix) 19,000 common shares held by Capital Group Canadian Focused Equity Fund (Canada) (“CIAMCFE” and, together with EUPAC, GFA,

VIAA, CIGE, and NEF, the “CRMC Stockholders”), and (x) 9,911 common shares held by Capital Group New Economy Trust (US) (“TNEF” and, together with TEUPAC and TGFA, the “CB&T Stockholders”).

Capital Research and Management Company (“CRMC”) is the investment adviser or subadvisor for each CRMC Stockholder. Capital Bank and Trust Company (“CB&T”) is the discretionary trustee and investment adviser for each CB&T Stockholder, and CRMC has been retained by CB&T as investment adviser to CB&T. For purposes of the reporting requirements of the Exchange Act, CRMC, Capital World Investors (“CWI”) and/or Capital International Investors (“CII”) may be deemed to be the beneficial owner of the common shares held by each CRMC Stockholder; however, each of CRMC, CWI and CII expressly disclaims that each is, in fact, the beneficial owner of such securities. For purposes of the reporting requirements of the Exchange Act, CB&T, CRMC, CWI, and/or CII may be deemed to be the beneficial owner of the common shares held by each CB&T Stockholders; however, each of CB&T, CRMC, CWI, and CII expressly disclaims that it is, in fact, the beneficial owner of such securities.

Carl M. Kawaja, Gerald Du Manoir, Christopher Thomsen, Noriko Honda Chen, Nicholas J. Grace, Jonathan Knowles, Lawrence Kymisis, Sung Lee, Jesper Lyckeus, Lara Pellini, and Andrew B. Suzman, as portfolio managers, have voting and investment powers over the shares held by EUPAC. Christopher D. Buchbinder, Mark L. Casey, Barry S. Crosthwaite, J. Blair Frank, Joanna F. Jonsson, Carl M. Kawaja, Donald D. O’Neal, Anne-Marie Peterson, Alex Popa, Andraz Razen, Martin Romo, Lawrence R. Solomon, and Alan J. Wilson, as portfolio managers, have voting and investment powers over the shares held by GFA. Jeremy Burge, Leo Hee, Dawid Justus, and Carl M. Kawaja, as portfolio managers, have voting and investment powers over the shares held by CIGE. Alan N. Berro, David A. Daigle, Peter Eliot, Jeffrey T. Lager, Jin Lee, and John R. Queen, as portfolio managers, have voting and investment powers over the shares held by VIAA. Timothy D. Armour, Harold H. La, Mathews Cherian, Tomoko Fortune, Caroline Jones, Reed Lowenstein, and Richmond Wolf, as portfolio managers, have voting and investment powers over the shares held by NEF. Carl M. Kawaja, Gerald Du Manoir, Christopher Thomsen, Noriko Honda Chen, Nicholas J. Grace, Jonathan Knowles, Lawrence Kymisis, Sung Lee, Jesper Lyckeus, Lara Pellini, and Andrew B. Suzman, as portfolio managers, have voting and investment powers over the shares held by TEUPAC. Christopher D. Buchbinder, Mark L. Casey, Barry S. Crosthwaite, J. Blair Frank, Joanna F. Jonsson, Carl M. Kawaja, Donald D. O’Neal, Anne-Marie Peterson, Alex Popa, Andraz Razen, Martin Romo, Lawrence R. Solomon, and Alan J. Wilson, as portfolio managers, have voting and investment powers over the shares held by GFA as portfolio managers, have voting and investment powers over the shares held by TGFA. Timothy D. Armour, Harold H. La, Mathews Cherian, Tomoko Fortune, Caroline Jones, Reed Lowenstein, and Richmond Wolf, as portfolio managers, have voting and investment powers over the shares held by CGNELU. Jeremy Burge, Leo Hee, Dawid Justus, and Carl M. Kawaja, as portfolio managers, have voting and investment powers over the shares held by CIAMCFE. Timothy D. Armour, Harold H. La, Mathews Cherian, Tomoko Fortune, Caroline Jones, Reed Lowenstein, and Richmond Wolf as portfolio managers, have voting and investment powers over the shares held by TNEF.

The address for each of the CRMC Stockholders and CB&T Stockholders is c/o Capital Research and Management Company, 333 S. Hope St., 50th Floor, Los Angeles, California 90071. Each of the CRMC Stockholders and CB&T Stockholders acquired the securities being registered hereby in the ordinary course of its business.

(2) SB Northstar LP is an indirect subsidiary of SoftBank Group Corporation. The principal business address of SB Northstar LP is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The principal business address of SoftBank Group Corporation is 38th Floor, Tokyo Portcity Takeshiba Office Tower, 1-7-1, Kaigan, Minato-ku, Tokyo, 105-7537 Japan.

(3) Sole vesting and investment power with respect to the shares held by Genworks 2 is held by the spouse of Dr. Michael Hayden, a director of our company. The principal address of Genworks 2 is 4484 West 7th Avenue, Vancouver, BC, Canada V65  1W9.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common shares and we do not intend to pay cash dividends in the foreseeable future. We currently expect to retain any future earnings to fund the operation and expansion of our business.

DESCRIPTION OF SHARE CAPITAL

General

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series, all of which preferred shares will be undesignated. As of March 31, 2021, 270,925,930 common shares were outstanding and held of record by 202 shareholders.

Common Shares

The holders of our common shares are entitled to one vote for each share held on all matters submitted to a vote of the shareholders. Holders of our common shares are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred shares. Under the terms of our contribution agreements with Western Economic Diversification Canada, we are restricted from paying any dividends until we have repaid the contributions thereunder in full. Our common shares have no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common shares will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred shares.

Preferred Shares

Our board of directors has the authority, without further action by our shareholders, to issue an unlimited number of preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common shares. The issuance of our preferred shares could adversely affect the voting power of holders of common shares and the likelihood that such holders will receive dividend payments and payments upon our liquidation, dissolution or winding up. In addition, the issuance of preferred shares could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No preferred shares are currently outstanding, and we have no present plan to issue any preferred shares.

Options

As of March 31, 2021, options to purchase 53,316,986 common shares with a weighted-average exercise price of $1.48 per share were outstanding.

Registration Rights

The holders of 85,227,408 common shares are entitled to rights with respect to the registration of these securities under the Securities Act. These rights are provided under the terms of an amended and restated investors’ rights agreement between us and holders of our preferred shares and are subject to the provisions of the lock-up agreements entered into by such holders of our preferred shares. The amended and restated investors’ rights agreement includes demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations under this agreement will be borne by us and all selling expenses, including the estimated underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand Registration Rights

The holders of 85,227,408 common shares are entitled to demand registration rights. Under the terms of the amended and restated investors’ rights agreement, we will be required, upon the written request of holders of at least a majority of the securities eligible for registration then outstanding, to use all reasonable efforts to effect the registration of these registrable securities for public resale so long as the aggregate offering price, net of related fees and expenses, would be at least $15 million. We are required to effect only two registrations pursuant to this provision of the amended and restated investors’ rights agreement.

Form S-3 Registration Rights

Pursuant to the amended and restated investors’ rights agreement, if we are eligible to file a registration statement on Form S-3 or a Canadian short-form prospectus, upon the written request of shareholders holding at least 30% of the common shares issued upon the conversion of our prior preferred shares during the closing of our IPO then outstanding we will be required to file a Form S-3 registration restatement or a Canadian short-form prospectus, with respect to outstanding securities of such shareholders having an anticipated aggregate offering, net of related fees and expenses, of at least $5.0 million. We are required to effect only two registrations in any 12-month period pursuant to this provision of the amended and restated investors’ rights agreement. The right to have such shares registered on Form S-3 or a Canadian short-form prospectus is further subject to other specified conditions and limitations.

Piggyback Registration Rights

Pursuant to the amended and restated investors’ rights agreement, if we register any of our securities either for our own account or for the account of other security holders, the holders of our common shares issuable upon the conversion of our preferred shares are entitled to include their shares in the registration. Subject to certain exceptions and limitations contained in the amended and restated investors’ rights agreement, we and the underwriters may limit the number of shares included in the underwritten offering to the number of shares which we and the underwriters determine in our sole discretion will not jeopardize the success of the offering.

Indemnification

Our amended and restated investors’ rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of Registration Rights

The demand registration rights, short form registration rights, and piggyback registration rights granted under the amended and restated investors’ rights agreement will terminate on the earlier of a fourth anniversary of the closing of our IPO, the closing of a deemed liquidation event, at such time when the holders’ shares may be sold without restriction pursuant to Rule 144 within a three-month period, or in such case that the sale of all such holder’s shares would not be a distribution under Section 2.5 or Section 2.6 of National Instrument 45-102, and would not be a control distribution (as defined in National Instrument 45-102).

Expenses

Ordinarily, other than the underwriting discounts and commissions, we are generally required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling security holders not to exceed $30,000 and blue-sky fees and expenses.

Canadian Registration Rights

The amended and restated investors’ rights agreement also includes substantially similar demand registration rights, short-form registration rights and piggyback registration rights and related provisions, with respect to distributions of our securities in Canada or otherwise subject to applicable Canadian laws.

Exchange Listing

Our common shares are listed on the Nasdaq Global Select Market under the trading symbol “ABCL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Philadelphia Stock Transfer, Inc., located at 2320

Haverford Road, Suite 230, Ardmore, Pennsylvania 19003; telephone (484) 416-3124.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 1, 2021, information regarding the beneficial ownership of our common shares by:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our share capital.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, a person is deemed to be a beneficial owner of our common shares if that person has a right to acquire ownership within 60 days by the exercise of options or the conversion of our convertible preferred shares. A person is also deemed to be a beneficial owner of our common shares if that person has or shares voting power, which includes the power to vote or direct the voting of our common shares, or investment power, which includes the power to dispose of or to direct the disposition of such capital shares. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all common shares shown as beneficially owned by the shareholder.

The number of shares and percentage ownership information in the table below is based on common shares deemed to be outstanding as of April 1, 2021. The table below further assumes that the underwriters do not exercise their option to purchase additional shares. Common shares subject to options that are currently exercisable or exercisable within 60 days of April 1, 2021 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each individual listed below is c/o AbCellera Biologics Inc., 2215 Yukon Street, Vancouver, BC V5Y 0A1.

Beneficial Ownership Table

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or Greater Shareholders:
Thermopylae Holdings Ltd.(1)	61,202,750	22.6%
DCVC Bio, L.P.(2)	29,105,761	10.7%
Entities affiliated with Viking Global Investors LP(3)	19,283,744	7.1%
Entities affiliated with Thiel Capital(4)	14,360,427	5.3%

Named Executive Officers and Directors:
Carl L.G. Hansen, Ph.D.(5)	61,827,830	22.8%
Tryn T. Stimart(6)	1,600,500	*
Véronique Lecault, Ph.D.(7)	9,829,551	3.6%
John Edward Hamer, Ph.D.(2)	29,105,761	10.7%
Michael Hayden, Ph.D. (8)	1,221,642	*
John S. Montalbano CFA(9)	25,000	*
Peter Thiel(4)	14,360,427	5.3%
All directors and executive officers as a group (9 persons)(10)	124,115,795	45.8%

*	Less than 1%
(1)	Consists of 61,202,750 common shares held by Thermopylae Holdings Ltd. or Thermopylae, which is an entity wholly owned by Dr. Hansen

(2)

Based solely on the Schedule 13G filed with the SEC on February 9, 2021 by (i) DCVC Bio, L.P., a Delaware limited partnership, or DCVC Bio, (ii) DCVC Bio GP, LLC, a Delaware limited liability company, or DCVC Bio GP, (iii) JNK Capital Management, LLC, a Delaware limited liability company, or JNK, (iv) ZNM Capital Management, LLC, a Delaware limited liability company, or ZNM, (v) Zachary Bogue, (vi) Matthew Ocko, (vii) John Edward Hamer, a member of our board of directors, and (viii) Kiersten Stead. Consists of 29,105,761 common shares held by DCVC Bio. DCVC Bio GP is the general partner of DCVC Bio, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by DCVC Bio. ZNM is a managing member of DCVC Bio GP and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by DCVC Bio. JNK is a managing member of DCVC Bio GP and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by DCVC Bio. Messrs. Bogue and Ocko are managing members of ZNM and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by DCVC Bio. Drs. Hamer and Stead are managing members of JNK and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by DCVC Bio. The principal business address of DCVC Bio, DCVC Bio GP, JNK, ZNM, Mr. Bogue, Mr. Ocko, Dr. Hamer and Dr. Stead is 270 University Avenue, Palo Alto, California 94301.

(3)

Based solely on the Schedule 13G/A filed with the SEC on February 16, 2021 by (i) Viking Global Investors LP, or VGI, (ii) Viking Global Opportunities GP LLC, or Opportunities GP, (iii) Viking Global Opportunities Portfolio GP LLC, or Opportunities Portfolio GP, (iv) Viking Global Opportunities Liquid Portfolio Sub-Master LP, or VGOL, (v) Viking Global Opportunities Illiquid Investments Sub-Master LP, or VGOP, (vi) DRAGSA 76 LLC, or DRAGSA 76, (vii) O. Andreas Halvorsen, (viii) David C. Ott and (ix) Rose S. Shabet. Consists of (i) 18,721,980 common shares held by VGOP, (ii) 361,764 common shares held by DRAGSA 76, and (iii) 200,000 common shares held by VGOL. Each of VGOP and VGOL has the authority to dispose of and vote the shares of common shares directly owned by it, which power may be exercised by its general partner, Opportunities Portfolio GP, and by VGI, an affiliate of Opportunities Portfolio GP, which provides managerial services to VGOP. Viking Global Opportunities LP (a Delaware limited partnership) and Viking Global Opportunities III LP (a Cayman Islands exempted limited partnership), through its investment in Viking Global Opportunities Intermediate LP (a Cayman Islands exempted limited partnership), invest substantially all of their assets in Viking Global Opportunities Master LP (a Cayman Islands exempted limited partnership), which in turn invests through VGOP. DRAGSA 76 has the authority to dispose of and vote the shares of common shares directly owned by it, which power may be exercised by Viking Global Opportunities GP LLC, or Opportunities GP, and by VGI, an affiliate of Opportunities GP, which provides managerial services to DRAGSA 76. The membership interests of DRAGSA 76 are held by Viking Global Opportunities LP and Viking Global Opportunities Intermediate LP. Opportunities GP is the general partner of Viking Global Opportunities LP and Viking Global Opportunities Intermediate LP. Messrs. Halvorsen and Ott and Ms. Shabet, as Executive Committee Members of Viking Global Partners LLC, general partner of VGI and Opportunities GP have shared authority to dispose of and vote the shares of common shares beneficially owned by VGI and Opportunities GP. The address of VGI, Opportunities GP, Opportunities Portfolio GP, VGOL, VGOP, DRAGSA 76, Mr. Halvorsen, Mr. Ott and Ms. Shabet is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(4)

Based solely on the Schedule 13D filed with the SEC on December 28, 2020 by (i) Peter Thiel, a member of our board of directors, (ii) ABE Investments LLC, a Delaware limited liability company, (iii) The Founders Fund VII, LP, a Delaware limited partnership, or FF-VII, (iv) The Founders Fund VII Entrepreneurs Fund, LP, a Delaware limited partnership, or FF-VIIE, (v) The Founders Fund VII Principals Fund, LP, a Delaware limited partnership, or FF-VIIP and, together with FF-VII and FF-VIIE, the FF-VII Funds, (vi) The Founders Fund VII Management, LLC, a Delaware limited liability company, or FF-VIIM and, collectively with the FF-VII Funds, the FF-VII Persons, (vii) The Founders Fund Growth, LP, a Delaware limited partnership, or FFG, (viii) The Founders Fund Growth Principals Fund, LP, a Delaware limited partnership, or FFGP and, together with FFG, the FFG Funds, and (ix) The Founders Fund Growth Management, LLC, a Delaware limited liability company, or FFGM and, collectively with the FFG Funds, the FFG Persons. Consists of (i) 10,179,880 common shares held by ABE Investments LLC, (ii) 3,343,240 common shares held by FF-VII, (iii) 401,050 common shares held by FF-VIIP, (iv) 29,240 common shares held by FF-VIIE, (v) 382,357 common shares held by FFG, and (vi) 24,660 common shares held by FFGP. Mr. Thiel is the beneficial owner of ABE Investments LLC and has sole voting and dispositive power over the common shares held by ABE Investments LLC. Investment and voting decisions with respect to the common shares held by each of the FF-VII Funds are made by a committee comprised of the managing members of FF-VIIM, which is the general partner of each of the FF-VII Funds. The managing members of FF-VIIM are Mr. Thiel, Brian Singerman and Keith Rabois. As a result, each of FF-VIIM and Messrs. Thiel, Singerman and Rabois may be deemed to share voting and dispositive power with respect to the common shares held by the FF-VII Funds. Each of FF-VIIM and Messrs. Thiel, Singerman and Rabois disclaims beneficial ownership of the common shares held by the FF-VII Funds except to the extent of his or its respective pecuniary interest therein. Investment and voting decisions with respect to the common shares held by each of the FFG Funds are made by a committee comprised of the managing members of FFGM, which is the general partner of each of the FFG Funds. The managing members of FFGM are Messrs. Thiel, Singerman and Rabois. As a result, each of FFGM and Messrs. Thiel, Singerman and Rabois may be deemed to share voting and dispositive power with respect to the common shares held by the FFG Funds. Each of FFGM and Messrs. Thiel, Singerman and Rabois disclaims beneficial ownership of the common shares held by the FFG Funds except to the extent of his or its respective pecuniary interest therein. The principal business address of Mr. Thiel is c/o Thiel Capital LLC, 9200 Sunset Boulevard, Suite 1110, West Hollywood, California 90069. The principal business address of ABE Investments LLC is 1209 Orange Street, Wilmington, Delaware 19801. The principal business address of each of the FF-VII Persons, the FFG Persons and Messrs. Singerman and Rabois is c/o Founders Fund LLC, One Letterman Drive, Building D, 5th Floor, San Francisco, California 94129.
(5)	Consists of (i) the shares listed in footnote (1) and (ii) 625,080 common shares held by Hankla Family Trust, of which Dr. Hansen and his spouse are joint trustees.
(6)	Consists of (i) 250 common shares held by Mr. Stimart, (ii) 250 shares held by Mr. Stimart’s spouse, and (iii) 1,600,000 common shares underlying options exercisable within 60 days of April 1, 2021.
(7)

Consists of (i) 7,155,008 common shares held by Pacific Swell Capital Corp., or Pacific Swell, (ii) 1,273,630 common shares held by Slomo Family Trust, of which Dr. Lecault is a co-trustee, (iii) 61,580 common shares held by the spouse of Dr. Lecault, (iv) 1,006,000 common shares held by Dr. Lecault, and (v) 333,333 common shares underlying options exercisable within 60 days of April 1, 2021. Dr. Lecault is a director of Pacific Swell and shares voting and dispositive power with respect to the shares held by Pacific Swell. The principal business address of Pacific Swell is 1300-777 Dunsmuir Street, PO Box 10444, Vancouver, BC V7Y 1K2, Canada.

(8)

Consists of (i) 1,103,397 common shares held by Genworks 2 Consulting, Inc., or Genworks 2, and (ii) 118,245 shares held by Dr. Hayden’s spouse. Dr. Hayden’s spouse has sole voting and investment power with respect to the shares held by Genworks 2. The principal business address Genworks 2 is 4484 West 7th Avenue, Vancouver, BC, Canada V6R1W9.

(9)	Consists of (i) 20,000 common shares held by Mr. Montalbano, and (ii) 5,000 common shares held by Mr. Montalbano’s spouse.
(10)	Consists of (i) 117,154,337 common shares held directly or indirectly and (ii) 6,961,458 common shares issuable upon exercise of options exercisable within 60 days of April 1, 2021.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in underwriter transactions;

•

block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction or any other national securities exchange on which our securities are listed or traded;

•	an over-the-counter distribution in accordance with applicable rules;

•

through trading plans entered into by a selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the securities by any shareholder to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	by pledge to secured debts and other obligations;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders and any underwriters, broker-dealers or agents that are involved in selling the common shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common shares. If a selling shareholder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the common shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to this registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling shareholders to use commercially reasonable efforts to keep this registration statement of which this prospectus constitutes a part effective at all times until the earlier of (i) the date as of which such selling shareholder may sell all of its common shares without restriction pursuant to the last sentence of Rule 144(b)(1)(i) promulgated under the Securities Act (or successor thereto) or (ii) the date on which such selling shareholder shall have sold all its shares that it had purchased.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2020 and December 31, 2019, and for each of the years in the three-year period ended December 31, 2020, have been so incorporated in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to a change in the Company’s accounting policy for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

The financial statements of Trianni, Inc. as of December 31, 2018 and 2019 and for the years then ended incorporated in this prospectus have been so incorporated in reliance on the report of Armanino LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting

LEGAL MATTERS

The validity of our common shares offered by this prospectus will be passed upon for us by Blake, Cassels & Graydon LLP, Vancouver, British Columbia.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

INCORPORATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 30, 2021;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed on April 28, 2021;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2021 filed on May 14, 2021;

•	our Current Reports on Form 8-K filed with the SEC on March 2, 2021 and April 1, 2021; and

•

the description of our common shares contained in Registration Statement on Form 8-A (File No. 001-39781) filed with the SEC on December 8, 2020, including any amendment or report filed with the SEC for the purpose of updating such description.

We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests by one of the following methods. Attention: Investor Relations, AbCellera Biologics Inc., 2215 Yukon Street, Vancouver, British Columbia V5Y 0A1. Our telephone number is (604) 559-9005, and our investor email address is investors@abcellera.com. Our website address is www.abcellera.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Trianni, Inc.

San Francisco, California

We have audited the accompanying financial statements of Trianni, Inc. (a California corporation) (the “Company”), which comprise the balance sheets as of December 31, 2018 and 2019, and the related statements of operations, convertible preferred stock and stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trianni, Inc. as of December 31, 2018 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As described in Note 2 to the financial statements, the Company has elected to change its method of accounting for revenue from contracts with customers as of January 1, 2018 due to the adoption of Accounting Standards Codification Topic 606. This adoption did not result in a cumulative adjustment to opening retained earnings as of January 1, 2018. Our opinion is not modified with respect to that matter.

Emphasis of Matter

As discussed in Note 2 to the financial statements, on March 11, 2020, the World Health Organization declared the novel string of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The ultimate financial impact and duration of these events cannot be reasonably estimated at this time. Our opinion is not modified with respect to this matter.

/s/ Armanino LLP

Armanino LLP
San Jose, California

October 26, 2020

TRIANNI, INC.

BALANCE SHEETS

(IN THOUSANDS AND EXPRESSED IN U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

	December 31,		September 30, 2020
	2018	2019
			(unaudited)
Assets:
Current Assets:
Cash	$2,400	$1,105	$15,146
Marketable securities	11,280	11,508	—
Accounts receivable	1,560	1,500	400
Inventory	18	28	15
Prepaid expenses and other current assets	1,734	1,250	621

Total current assets	$16,992	$15,391	$16,182

Property and equipment, net	244	216	189
Deferred tax assets	861	1,380	1,380
Other assets	35	35	35

Total assets	$18,132	$17,022	$17,786

Liabilities, Convertible Preferred Stock and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$48	$30	$186
Accrued expenses and other current liabilities	107	47	128
Dividend payable	—	—	6,452
Deferred revenue, current portion	2,642	2,825	1,578

Total current liabilities	$2,797	$2,902	$8,344

Deferred revenue, net of current portion	1,805	926	417

Total liabilities	$4,602	$3,828	$8,761

Commitments and Contingencies (Note 5)
Convertible Preferred Stock: no par value, 6,069,642 shares authorized as of December 31, 2018 and 2019; 5,448,290 shares issued and outstanding as of December 31, 2018 and 2019, and aggregate liquidation preference of $3,132 as of December 31, 2018 and 2019	3,132	3,132	3,132
Stockholders’ Equity:
Common stock: no par value, 15,000,000 shares authorized as of December 31, 2018 and 2019; 7,082,031 shares issued and outstanding as of December 31, 2018 and 2019	756	756	756
Additional paid-in capital	854	1,094	1,094
Retained earnings	8,788	8,212	4,043

Total stockholders’ equity	10,398	10,062	5,893

Total liabilities, convertible preferred stock, and stockholders’ equity	$18,132	$17,022	$17,786

The accompanying notes are an integral part of these financial statements.

TRIANNI, INC.

STATEMENTS OF OPERATIONS

(IN THOUSANDS AND EXPRESSED IN U.S. DOLLARS)

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
			(Unaudited)
Revenue
License revenue	$1,533	$3,080	$2,979	$5,946
Other revenue	963	1,078	—	—
Total revenue	2,496	4,158	2,979	5,946
Cost of goods sold	211	142	104	127
Gross profit	2,285	4,016	2,875	5,819
Operating expenses:
Research and development	2,889	3,340	2,007	2,247
Selling, general and administrative expenses	2,351	2,084	1,200	1,322
Total operating expenses	5,240	5,424	3,207	3,569
Operating income (loss)	(2,955)	(1,408)	(332)	2,250
Interest income	167	250	193	150
Other income, net	2	33	1	1
Income (loss) before income taxes	(2,786)	(1,125)	(138)	2,401
Income tax provision (benefit)	(364)	(549)	(125)	118
Net income (loss)	$(2,422)	$(576)	$(13)	$2,283

The accompanying notes are an integral part of these financial statements.

TRIANNI, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

IN THOUSANDS AND EXPRESSED IN U.S. DOLLARS (EXCEPT SHARE DATA)

	Convertible Preferred Stock		Common Stock		Additional Paid- In Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balances at December 31, 2017	5,448,290	$3,132	7,082,031	$756	$547	$11,210	$12,513
Vesting of early exercised stock options	—	—	—	—	45	—	45
Stock-based compensation expense	—	—	—	—	262	—	262
Net loss	—	—	—	—	—	(2,422)	(2,422)
Balances at December 31, 2018	5,448,290	$3,132	7,082,031	$756	$854	$8,788	$10,398
Stock-based compensation expense	—	—	—	—	240	—	240
Net loss	—	—	—	—	—	(576)	(576)
Balances at December 31, 2019	5,448,290	$3,132	7,082,031	$756	$1,094	$8,212	$10,062

The accompanying notes are an integral part of these financial statements.

TRIANNI, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020

IN THOUSANDS AND EXPRESSED IN U.S. DOLLARS (EXCEPT SHARE DATA)

	Convertible Preferred Stock		Common Stock		Additional Paid- in Capital	Retained Earnings	Total Stockholders’ Equity
For the Nine Months Ended September 30, 2019	Shares	Amount	Shares	Amount
Balances at December 31, 2018	5,448,290	$3,132	7,082,031	$756	$854	$8,788	$10,398
Stock-based compensation expense (unaudited)	—	—	—	—	182	—	182
Net loss (unaudited)	—	—	—	—	—	(13)	(13)
Balances at September 30, 2019 (unaudited)	5,448,290	$3,132	7,082,031	$756	$1,036	$8,775	$10,567

	Convertible Preferred Stock		Common Stock		Additional Paid- in Capital	Retained Earnings	Total Stockholders’ Equity
For the Nine Months Ended September 30, 2020	Shares	Amount	Shares	Amount
Balances at December 31, 2019	5,448,290	$3,132	7,082,031	$756	$1,094	$8,212	$10,062
Declaration of dividend (unaudited)	—	—	—	—	—	(6,452)	(6,452)
Net income (unaudited)	—	—	—	—	—	2,283	2,283
Balances at September 30, 2020 (unaudited)	5,448,290	$3,132	7,082,031	$756	$1,094	$4,043	$5,893

The accompanying notes are an integral part of these financial statements.

TRIANNI, INC.

STATEMENTS OF CASH FLOWS

(IN THOUSANDS AND EXPRESSED IN U.S. DOLLARS)

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
			(unaudited)
Cash flows from operating activities:
Net income (loss)	$(2,422)	$(576)	$(13)	$2,283
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	33	33	24	27
Stock-based compensation	262	240	182	—
Deferred income taxes	(757)	(519)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,444)	60	1,118	1,100
Inventory	6	(10)	(1)	13
Prepaid expenses and other current assets	(475)	484	123	629
Other assets	1	—	—	—
Accounts payable	(42)	(18)	29	156
Accrued expenses and other current liabilities	23	(60)	(18)	81
Deferred revenue	3,538	(696)	(1,647)	(1,756)

Net cash provided by (used in) operating activities	(1,277)	(1,062)	(203)	2,533

Cash flows from investing activities:
Maturities of marketable securities	11,071	11,280	11,280	11,508
Purchase of marketable securities	(11,280)	(11,508)	(11,500)	—
Purchases of property and equipment	—	(5)	(5)	—

Net cash provided by (used in) investing activities	(209)	(233)	(225)	11,508

Net increase (decrease) in cash	(1,486)	(1,295)	(428)	14,041
Cash at beginning of period	3,886	2,400	2,400	1,105

Cash at end of period	$2,400	$1,105	$1,972	$15,146

Supplementary cash flow disclosures:
Cash paid for taxes	$307	$61	$—	$104
Noncash financing activities—dividend payable	$—	$—	$—	$6,452

The accompanying notes are an integral part of these financial statements.

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

1. BUSINESS OVERVIEW

Trianni, Inc. (the “Company”) was incorporated as a California corporation on August 25, 2008. The Company is a biotechnology company whose main activity is specializing in antibody discovery technology and selling licenses to it. The Company’s lead technology, the Trianni Mouse®, is a platform enabling efficient generation of fully-human monoclonal antibodies (the “Trianni Platform”). The Company’s transgenic platform leverages a novel approach to design made possible by advances in DNA synthesis and genomic modification technology. The Company is headquartered in San Francisco, California.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are prepared in conformity with U.S. generally accepted accounting principles, or GAAP, and reflect the accounts and operations of the Company.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates form the basis for judgments the Company makes about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Such estimates include, but are not limited to, revenue recognition, useful lives of property and equipment, fair value of the Company’s common stock, fair values of stock-based awards and income taxes. Actual results could differ materially from those estimates.

Unaudited Interim Financial Information

The accompanying interim balance sheet as of September 30, 2020, the interim statements of operations and cash flows for the nine months ended September 30, 2019 and 2020, the interim statements of convertible preferred stock and stockholders’ equity for the nine months ended September 30, 2020, and the financial data disclosed in these notes as of September 30, 2020 and for the nine months ended September 30, 2019 and 2020 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of these interim financial statements. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020, or for any other future annual or interim period.

COVID-19

In March 2020, the World Health Organization declared the global novel coronavirus disease 2019 (“COVID-19”), outbreak a pandemic. While certain impacts of COVID-19 have been favorable to possible sale of the Company’s products and services, the Company cannot at this time predict the specific extent, duration, or full impact that the COVID-19 outbreak will have on its financial condition and operations. The impact of the COVID-19 coronavirus outbreak on the financial performance of the Company may depend on future

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

COVID-19 (continued)

developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. In addition, the Company could see some limitations on employee resources that would otherwise be focused on its operations, including but not limited to sickness of employees or their families, the desire of employees to avoid contact with large groups of people, and increased reliance on working from home.

Certain Significant Risks and Uncertainties

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, the achievement of the Company’s research and development activities, competition from other larger companies, protection of research and development results, strategic relationships, and dependence on key individuals.

Cash

Cash includes cash held in checking accounts, savings accounts, and certificates of deposit with an original maturity of three months or less held with high credit quality financial institutions in the United States. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Marketable Securities

The Company invests its excess cash balances in bank certificates of deposits. Investments with original maturities greater than three months at the time of purchase are classified as marketable securities.

Concentrations of Risks

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, marketable securities and accounts receivable. The Company places its cash primarily with domestic financial institutions that are federally insured within statutory limits. The Company is exposed to credit risk in the event of default by financial institutions to the extent that cash balances are in excess of the amounts that are insured by the Federal Deposit Insurance Corporation (“FDIC”). As of December 31, 2018 and 2019, the Company had approximately $2.2 million and $0.9 million, respectively, deposited in a major financial institution in excess of FDIC insurance limitations. As of September 30, 2020, the Company had approximately $14.9 million deposited in a major financial institution in excess of FDIC insurance limitations. The Company has not experienced any losses to date.

The Company has not experienced any losses on its customer accounts and management believes the Company is not exposed to any significant risk of bad debt. As of December 31, 2018 and 2019, one customer represented 96% and 100%, respectively, of accounts receivable. As of September 30, 2020, two customers represented 57% and 34% of total accounts receivable, respectively. For the year ended December 31, 2018, three customers represented more than 10% of total revenue at approximately 24%, 14% and 11% of total revenue, respectively. For the year ended December 31, 2019, one customer represented more than 10% of total revenue at

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of Risks (continued)

approximately 38%. For the nine months ended September 30, 2019, one customer represented more than 10% of revenue at approximately 40% of total revenue. For the nine months ended September 30, 2020, two customers represented more than 10% of revenue at approximately 59% and 19%, respectively, of total revenue.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist primarily of amounts due to the Company under the terms of license arrangements. It is the practice of the Company to provide for uncollectible accounts in the year the accounts are determined to be uncollectible. Based on management’s evaluation of accounts receivable, no allowance for doubtful accounts has been recorded in the accompanying balance sheets and the accompanying statements of operations do not reflect any bad debt expense.

Inventory

Inventory consists of mice inventory, including those sold to customers for breeding and/or those that are available to customers for non-breeding research purposes. Inventory is recorded at lower-of-cost or net realizable value. Inventory costs include direct costs associated with the development of mice. The Company does not have significant overhead costs. The Company regularly monitors for excess and obsolete inventory and reduces the carrying value of inventory accordingly. The Company has not historically recorded any inventory write-downs and did not record any inventory write-downs during the years ended December 31, 2018 and 2019 or during the nine-months ended September 30, 2019 and 2020.

Property and Equipment, net

Property and equipment, net are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Laboratory equipment	5-10 years
Computer equipment	2 years

Maintenance and repairs are charged to operations when incurred. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved and any gain or loss in included in the results of operations.

Revenue Recognition

The Company generates revenue primarily from entering into licensing arrangements with customers, either under perpetual license or term license arrangements, under which the Company provides customers the rights to its human antibody discovery platform that is carried in the Trianni Mouse. The Company’s customers are primarily life science research pharmaceutical and biotechnology companies.

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

On January 1, 2018, the Company adopted the new accounting standard Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective method. Under the modified retrospective method, this guidance is applied to those contracts that were not completed as of January 1, 2018, with no restatement of contracts that were commenced and completed within fiscal years prior to January 1, 2018. The adoption of the new revenue standard had no impact on the opening retained earnings as of January 1, 2018 and, accordingly, no cumulative adjustment was required. Under ASC 606, revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for its arrangements with customers, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

At contract inception, the Company assesses the goods or services promised within each contract, identifies those that are performance obligations, and assesses whether each promised good or service is distinct. Performance obligations are considered distinct if they are both capable of being distinct and distinct within the context of the contract. In determining whether performance obligations meet the criteria for being distinct, the Company considers a number of factors, such as the degree of interrelation and interdependence between obligations, and whether or not the good or service significantly modifies or transforms another good or service in the contract. The Company has determined that the Trianni Mouse is not distinct from the perpetual or term licenses with which they are sold. The Company offers limited hours of support to its customers which has been deemed as an immaterial performance obligation.

Perpetual license agreements typically provide customers the right to use the Trianni Mouse for the development of antibodies and include the right to breed the mice and are comprised of a single performance obligation. Revenue associated with a perpetual license is recognized at a point in time when control of the Trianni Mouse is transferred. Term license agreements provide customers with the right to use the Company’s technology inherent in the Trianni Platform over a defined period of time, typically tied to specific projects, and prohibit customers the ability to use the Trianni Mouse for breeding purposes. Revenue under term licenses is recognized over time, on a ratable basis, as access to the technology within the Trianni Platform is rendered. Subsequent mice sales are recognized as the mice are delivered. Term license agreements as well as research and development agreements may require milestone-based, measured by certain events, and/or royalty-based payments and the associated revenue is recognized at a point in time when certain milestones are reached. The Company also has certain arrangements in which, in addition to providing access to the Trianni Platform, a percentage of revenue generated from antibodies derived from the Trianni Mouse must be paid to the Company as a royalty or revenue sharing. Revenue share payments are recognized as revenue when received.

The transaction price is allocated to each performance obligation on a relative standalone selling price basis. In developing the standalone price for a performance obligation, the Company considers applicable market conditions and relevant entity-specific factors, including factors that were contemplated in negotiating the agreement with the customer and estimated costs. Generally, payments from customers are due when goods and

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

services are transferred. For arrangements where the anticipated period between timing of transfer of goods and services and the timing of payment is one year or less, the Company has elected to not assess whether a significant financing component exists. Revenue is recognized only to the extent that it is probable that a significant reversal of the cumulative amount recognized will not occur in future periods.

The Company accepts mice returns and sends replacements only if the mice do not pass appropriate genotype testing or health standards and historically, the Company’s volume of returns has not been significant. Further, no warranties are provided for promised goods and services other than assurance type warranties.

Contract costs

Applying the practical expedient, the Company recognizes the incremental costs of obtaining contracts as an expense when incurred when the amortization period of the assets that otherwise would have been recognized is one year or less. These costs are included in sales and marketing and general and administrative expenses. The costs to fulfill the contracts are determined to be immaterial and are recognized as an expense when incurred.

Contract balances

Contract assets are generated when contractual billing schedules differ from revenue recognition timing and the Company records a contract receivable when it has an unconditional right to consideration. No contract asset balances were recorded for the periods presented in the accompanying financial statements.

Contract liabilities are recorded when cash payments are received or due in advance of performance. Contract liabilities consist of deferred revenue, where the Company has unsatisfied performance obligations. As of December 31, 2018 and 2019 and September 30, 2020, the contract liabilities were $4.4 million and $3.8 million and $2.0 million, respectively.

Disaggregation of Revenue

Based on the pattern of revenue recognition, the following table provides a disaggregation of revenue for the years ended December 31, 2018 and 2019 and for the nine months ended September 30, 2019 and 2020 (in thousands):

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
			(unaudited)
Revenue recognized at a point in time	$963	$711	$432	$3,265
Revenue recognized over time	1,533	3,447	2,547	2,681

Total Revenue	$2,496	$4,158	$2,979	$5,946

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company defines fair value as the exchange price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures its financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

•	Level 1—Observable inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
•

Level 2—Observable inputs are quoted prices for similar assets and liabilities in active markets or inputs other than quoted prices which are observable for the assets or liabilities, either directly or indirectly through market corroboration, for substantially the full term of the financial instruments.

•

Level 3—Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities. These inputs are based on the Company’s own assumptions used to measure assets and liabilities at fair value and require significant management judgment or estimation.

The carrying value of financial instruments approximates fair value. The Company estimates fair value of cash and cash equivalents, accounts receivable, other current assets, and liabilities based upon existing interest rates related to such assets and liabilities compared to the current market rates for instruments of similar nature and degree of risk.

Research and Development

Research and development (“R&D”) expenses consist primarily of personnel costs, including salaries, benefits and stock-based compensation, for laboratory personnel, depreciation of lab equipment, facility costs and the cost of supplies. In addition, the Company includes in R&D expense costs associated with mice breeding services. R&D costs are expensed as incurred.

Advertising Expenses

The Company expenses advertising expenses as they are incurred. Advertising expense for the years ended December 31, 2018 and 2019 were $372,000 and $337,000, respectively. Advertising expense for the nine months ended September 30, 2019 and 2020 were $263,000 and $127,000, respectively.

Stock-Based Compensation

The Company recognizes stock-based compensation expense for stock options awards to employees and nonemployees, on a straight-line basis over the requisite service period of the award, which is generally three years and which is generally equivalent to the vesting period. Certain of the Company’s stock options were fully vested on the date of grant. The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model which includes various inputs, including Company estimates of expected volatility, term, risk-free rate and future dividends. Forfeitures are recognized as they occur.

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation (continued)

The fair value of the shares of common stock underlying the Company’s stock options has historically been determined by management and approved by the Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors, including valuations performed by an unrelated third-party specialist, valuations of comparable companies, operating and financial performance, the lack of liquidity of capital stock, recent private stock sale transactions (including the rights and preference of preferred stock relative to common stock), and general and industry-specific economic outlook.

Valuations performed by third-party valuation specialists were done contemporaneously and used the methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“AICPA Accounting and Valuation Guide”). In addition to the Company’s estimates of the fair value of common stock on the date of grant, the Company’s Black-Scholes option-pricing model uses various inputs, including expected term, expected volatility, risk-free interest rate, and expectations regarding future dividends. The following describes these additional key inputs:

Expected Term—The expected term represents the period that the Company’s stock options are expected to be outstanding. The Company determines the expected term using the simplified method.

Expected Volatility—The expected volatility is derived from the historical stock volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to the business over a period equivalent to the expected term of the stock option grants.

Risk-Free Interest Rate—The risk-free interest rate is based on the interest yield in effect at the date of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Dividend Rate—The expected dividend rate includes consideration of the Company’s historical dividend activity, if any.

Leases

The Company recognizes rent expense over the term of an operating lease, starting when the property is made available for use by the owner/landlord. When a lease contains a predetermined fixed rent escalation, the related rent expense is recognized on a straight-line basis and the difference between the recognized rent expense and the amounts paid under the lease are recorded as deferred rent included in accrued expenses and other current liabilities on the balance sheets.

Income Taxes

The Company accounts for income taxes in accordance with Financial Accounting Standards Board (“FASB”) ASC 740, Accounting for Income Taxes, which requires an asset and liability approach under which deferred tax assets and liabilities arise from the temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements, as well as from net operating loss and tax credit carryforwards.

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided for under currently enacted tax law. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, it will adjust the valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

The Company also follows the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes. ASC 740-10 prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. No liability related to uncertain tax positions is recorded on the consolidated financial statements. It is the Company’s policy to include penalties and interest expense related to income taxes as part of the provision for income taxes.

Recently Adopted Accounting Pronouncements

In June 2020, the FASB issued ASU No 2020-05 (“ASU 2020-05”), Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842). ASU 2020-05 defers, for one year, the required effective date of ASC 606 for certain entities that have not yet issued their financial statements (or made financial statements available for issuance) reflecting the adoption of ASC 606. Those entities may elect to adopt the guidance for annual reporting periods beginning after December 15, 2019, and for interim reporting periods within annual reporting periods beginning after December 15, 2020. The Company elected to adopt ASC 606 as of January 1, 2018 with no impact to its opening retained earnings as of January 1, 2018.

In June 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for share-based payment transactions in which a grantor acquires goods or services to be used or consumed in operations from a nonemployee and aligns with the current requirements for share-based awards granted to employees. The Company adopted this standard beginning January 1, 2018. The adoption of ASC 2018-07 did not have a material impact on its financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) provides guidance on eight specific cash flow issues, thereby reducing the diversity in practice in how certain transactions are classified in the statement of cash flows. The amendments in ASU 2016-15 were effective for annual reporting periods beginning after December 15, 2018. The Company’s adoption of this standard did not have an impact on the financial statements.

Recently Issued Accounting Pronouncements

ASU 2020-05 also defers the effective date for one year for entities in the “all other” category and public not-for-profit entities that have not yet issued their financial statements (or made financial statements available

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Adopted Accounting Pronouncements (continued)

for issuance) reflecting the adoption of ASC 842. Therefore, under the amendments, ASC 842 is effective for entities within the “all other” category for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Additionally, ASC 842 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, for public NFP entities that have not yet issued financial statements (or made available for issuance) reflecting the adoption of ASC 842. Early application continues to be permitted, which means that an entity may choose to implement ASC 842 before those deferred effective dates. The Company has not yet determined the potential impact of the new standard on its financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. This guidance is effective for fiscal years beginning after December 31, 2021 with early adoption permitted. The Company has not yet determined the potential impact of the new standard on its financial statements.

In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments – Credit Losses (Topic 326), Targeted Transition Relief, which amends the transition guidance for ASU 2016-13. The ASU provides entities with the option to irrevocably elect the fair value option in Subtopic 825-10 on an instrument-by- instrument basis. This standard is effective for years beginning after December 15, 2019, with early adoption permitted. The Company has not yet determined the potential effects of this ASU on its financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) – Changes to the Disclosure Requirements for Fair Value Measurement. The ASU eliminates certain disclosure requirements for fair value measurements for all entities and modifies some disclosure requirements. This ASU is effective for nonpublic entities beginning after December 15, 2019, with early adoption permitted. The Company has not yet determined the potential effects of this ASU on its financial statements.

In July 2018, the FASB issued ASU No. 2018-09, Codification Improvements. The ASU amendments represent changes to clarify, correct errors, or make minor improvements to the Accounting Standards Codification. Some amendments do not require transition guidance and are effective immediately. Amendments that require transition guidance have various effective dates. The amendments applicable to and effective for the Company’s 2019 fiscal years did not have a significant impact on the Company’s financial statements. The Company has not yet determined the full effects of the remaining amendments, which are effective beginning after December 15, 2019, within this ASU on its financial statements, however, many of the remaining amendments are not expected to be applicable to the Company.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity- linked

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements (continued)

instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. The amendments in Part I of this update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. The Company is currently assessing the potential impact of adopting ASU 2017-11 on its consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which supersedes the guidance in former ASC 840, Leases. The new standard, as amended by subsequent ASUs on Topic 842 and recent extensions issued by the FASB in response to COVID-19, requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. Topic 842, is effective for annual periods beginning after December 15, 2021, with early adoption permitted. The Company has not yet determined the full effects of this ASU on its financial statements.

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

3. MARKETABLE SECURITIES AND FAIR VALUE MEASUREMENTS

The table below presents the Company’s assets measured at fair value on a recurring basis aggregated by the level in the fair value hierarchy (in thousands):

	December 31, 2018
	Total	Level 1	Level 2	Level 3
Marketable securities:
Certificate of deposit	$11,280	$11,280	$—	$—

Total marketable securities	$11,280	$11,280	$—	$—

	December 31, 2019
	Total	Level 1	Level 2	Level 3
Marketable securities:
Certificate of deposit	$11,508	$11,508	$—	$—

Total marketable securities	$11,508	$11,508	$—	$—

	September 30, 2020 (unaudited)
	Total	Level 1	Level 2	Level 3
Marketable securities:
Certificate of deposit	$—	$—	$—	$—
Total marketable securities	$—	$—	$—	$—

The remaining contractual maturities of marketable securities as of December 31, 2018 and 2019 are as follows (in thousands):

	2018	2019
Due within one year	$11,280	$11,508

Total	$11,280	$11,508

4. SIGNIFICANT BALANCE SHEET COMPONENTS

Property and equipment, net – Property and equipment, net as of December 31, 2018 and 2019 and as of September 30, 2020 consisted of the following (in thousands):

	December 31,		September 30,
	2018	2019	2020
			(unaudited)
Laboratory equipment	$296	$296	$296
Computer equipment	13	18	18

Total property and equipment	309	314	314
Less accumulated depreciation	(65)	(98)	(125)

Total property and equipment - net	$244	$216	$189

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

4. SIGNIFICANT BALANCE SHEET COMPONENTS (continued)

Depreciation expense totaled $33,000 for the years ended December 31, 2018 and 2019, respectively.

Depreciation expense for the nine months ended September 30, 2019 and 2020 totaled $24,000 and $27,000, respectively.

Accrued expenses and other current liabilities – Accrued expenses and other current liabilities as of December 31, 2018 and 2019 and as of September 30, 2020 consisted of the following (in thousands):

	December 31,		September 30,
	2018	2019	2020
			(unaudited)
Employee related	$—	$18	$81
State taxes payable	3	5	1
Accrued other	104	24	46

Total accrued expenses	$107	$47	$128

5. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases a facility in California, which includes laboratory space under a short term cancelable operating lease. The leased facility has an initial term of 90 days with successive auto-renewing 90 day terms unless either party provides notice. Rent expense for the years ended December 31, 2018 and 2019 was $193,000 and $167,000, respectively. Rent expense for the nine months ended September 30, 2019 and 2020 was $125,000 and $127,000, respectively.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingences are expensed as incurred. The Company believes that the results of any such contingencies, either individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

6. STOCKHOLDERS’ EQUITY

Common Stock

The Company has one class of common stock. Under the terms of the Amended and Restated Certificate of Incorporation dated May 10, 2013, the number of authorized common stock is 15,000,000 shares. The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers and preferences of the holders of the preferred stock. Each share of common stock is entitled to one vote per share and there shall be no cumulative voting.

Common stock reserved for issuance as of December 31, 2019 is as follows:
Series A convertible preferred stock	1,609,417
Series B convertible preferred stock	2,367,633
Series C convertible preferred stock	1,471,240
Stock options to purchase common stock	1,045,000
Stock options available for future issuance	187,969

Total shares of common stock reserved	6,681,259

Convertible Preferred Stock

A summary of the authorized, issued and outstanding redeemable convertible preferred stock (collectively, the “Preferred Stock”) as of December 31, 2019, consisted of the following (in thousands, except per share data):

	As of December 31, 2019
	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference
Series A	1,609,417	1,609,417	$425
Series B	2,395,325	2,367,633	1,282
Series C	2,064,900	1,471,240	1,425

Total	6,069,642	5,448,290	$3,132

The holders of the preferred stock have various rights and preferences as follows:

Voting Rights — Each holder of preferred stock is entitled to votes equal to the number of whole shares of common stock into which the shares of preferred stock are convertible. The holders of preferred stock shall be entitled to elect (voting as a single class on an as-converted basis) one director of the Company. The holders of common stock shall be entitled to elect (voting as a single class) two directors of the Company.

Dividends — The holders of preferred stock have priority to the holders of common stock, and are entitled to receive, on a pari passu basis, a noncumulative cash dividend at the rate of $0.0158 per share for Series A, $0.0325 per share for Series B, and $0.0581 per share for Series C, per annum, if and when declared by the Board. After payment in full of such amounts as set forth above, any additional dividends declared will be distributed among all holders of preferred stock and common stock on an as-if-converted basis.

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

6. STOCKHOLDERS’ EQUITY (continued)

Convertible Preferred Stock (continued)

On July 20, 2020, by unanimous written consent, the Company’s Board of Directors declared dividends of approximately $6.5 million to its preferred and common stockholders. Dividends for the Series A, Series B, and Series C were declared at per share amounts of $0.0158, $0.0325, and $0.0581, respectively, and dividends for all holders of preferred stock and common stock on an as-if-converted basis were declared at a per share amount of $0.50.

Conversion and Redemption — Each share of preferred stock is convertible, at any time at the option of the stockholder, into one share of common stock, subject to certain anti-dilution or other adjustments. In a deemed liquidation event, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of preferred stock. The convertible preferred stock is not mandatorily redeemable upon demand by the holders of the preferred stock.

Each share of convertible preferred stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock as is determined by dividing $0.26407 for each share of Series A, $0.54168 for each share of Series B, or $0.96857 for each share of Series C. Each share of Series A, Series B and Series C automatically converts into the number of shares of common stock into which such shares are convertible at the then-effective conversion ratio upon the earlier of (i) closing of a firm commitment underwritten public offering in which the gross proceeds is at least $10,000,000 and the public offering price is at least $5.00 per share or (ii) the consent of the holders of at least a majority of the outstanding shares of Series A, Series B and Series C, voting together as a single class.

Liquidation – The holders of the convertible preferred stock are entitled to have their shares redeemed upon the occurrence of certain redemption events. A liquidation or winding up of the Company, a greater than 50% change of control, or sale of substantially all of its assets, would constitute a redemption event. The redemption events have been concluded as being outside the control of the Company, accordingly, all shares of preferred stock have been presented outside of permanent equity. Further, the Company has not adjusted the carrying values of the Series A, Series B and Series C convertible preferred stock to the redemption value of such shares, since it is uncertain whether or when a redemption event will occur. Adjustments to increase the carrying value to the redemption values will be made when it becomes probable that such redemption will occur.

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the preferred shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, (i) an amount equal to $0.26407 (as adjusted for recapitalizations) for Series, A, $0.54168 (as adjusted for recapitalizations) for Series B, and $0.96857 (as adjusted for recapitalizations for Series C, plus (ii) any accrued or declared but unpaid dividends on such shares. If the assets available for distribution to the holders of the preferred shares shall be insufficient to pay the preferential amount in full, then the entire assets and funds of the company legally available for distribution shall be distributed ratably to the holders of the preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive, only until the aggregate proceeds received by such holder equals $0.66018 per share of Series A, $1.3542 per share for Series B, and $2.42143 per share for Series C.

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

6. STOCKHOLDERS EQUITY (continued)

Convertible Preferred Stock (continued)

Protective Provisions—So long as shares of preferred stock remain outstanding, the Company must obtain approval from a majority of the then outstanding holders of preferred stock (voting as a separate class) in order to (i) amend or repeal any provision of, or add any provision to, the Company’s Articles of Incorporation if such action would materially and adversely alter or change the rights, preferences or privileges or powers of, or the restrictions provided for the benefit of the preferred stock; (ii) authorize or issue any new class or series of stock having any preference or priority as to dividends or assets superior to or on a party with any such preference or priority of the preferred stock; (iii) sell all or substantially all of its property or business or merge into or consolidate with any other corporation or effect any other transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of; and (iv) liquidate or dissolve the Company.

7. STOCK-BASED COMPENSATION

In 2015, the Company’s Board of Directors approved the amendment to the 2009 Stock Plan (the “Plan”), under which there are 5,142,778 shares available for issuance. The purpose of the Plan is to provide incentives to attract and retain the best available persons for positions of substantial responsibility and to provide additional inventive to employees, directors and consultants and to promote the success of the Company’s business. The Plan provides for different forms of benefits including incentive stock options, nonqualified stock options, and restricted stock awards. Options granted under the Plan to employees continue to vest until the last day of employment and generally vest over three years and expire 10 years from the date of grant. Employees generally forfeit their rights to exercise vested options after 12 months following their termination of employment. During the year ended December 31, 2018, all of the Company’s stock options with early exercise provisions became fully vested, thus, as of December 31 2018 and 2019 and September 30, 2020, there were no stock options subject to a repurchase right as a result of having been exercised prior to becoming fully vested.

The exercise price for options granted under the Plan must generally be equal to at least 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. The exercise price of an incentive stock option granted under the Plan to a ten percent stockholder must be at least equal to 110% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors.

The Company’s stock options were fully vested as of December 31, 2019, thus, did record any stock-based compensation for the nine months ended September 30, 2020. For the years ended December 31, 2018 and 2019 and for the nine months ended September 30, 2019, stock-based compensation expense included in the statements of operations is as follows (in thousands):

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019
			(unaudited)
R&D	$152	$143	$108
Selling, general and administrative	110	97	74

Total	$262	$240	$182

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

7. STOCK-BASED COMPENSATION (continued)

The following table summarizes options activity under the Plan:

	Shares Available for Grant	Outstanding Options	Options Outstanding Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance, January 1, 2018	187,969	1,045,000	$1.32	9.0

Balance, December 31, 2018	187,969	1,045,000	$1.32	8.0

Balance, December 31, 2019	187,969	1,045,000	$1.32	7.0

Balance, September 30, 2020 (unaudited)	187,969	1,045,000	$1.32	7.0

Vested and exercisable to vest at
December 31, 2019		1,045,000	$1.32	7.0

Vested and expected to vest at		1,045,000	$1.32	7.0
December 31, 2019

As of December 31, 2019, all outstanding options are fully vested, thus, there was no unamortized stock-based compensation cost yet to be recognized.

8. INCOME TAXES

The components of loss before income taxes for the years ended December 31, 2018 and 2019 are as follows (in thousands):

	2018	2019
Domestic	$(2,786)	$(1,125)
Foreign	—	—

Total loss before income taxes	$(2,786)	$(1,125)

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merits, as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. The benefit for income taxes for the years ended December 31, 2018 and 2019 consisted of the following (in thousands):

	2018	2019
Federal
Current	$389	$(62)
Deferred	(644)	(327)
State and local
Current	4	32
Deferred	(113)	(192)

Income tax benefit	$(364)	$(549)

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

8. INCOME TAXES (continued)

As at December 31, 2018 and 2019, the Company’s deferred tax assets and liabilities consisted of the effects of temporary differences attributable to the following (in thousands):

	2018	2019
Deferred Tax Assets:
Federal & State NOL Carryforward	$618	$468
Research & Other Credits	109	314
Deferred Revenue	55	473
Stock Based Compensation	161	247

Total Deferred Tax Assets	943	1,502
Valuation allowance	—	—

Net deferred tax assets	943	1,502

Deferred Tax Liabilities:
Fixed assets	(58)	(58)
Deferred state income tax	(24)	(64)

Total gross deferred tax liabilities	(82)	(122)

Net deferred tax assets	$861	$1,380

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on its historical earnings track and forecasted future earnings, the Company believes it is more likely than not that all its deferred tax assets as at December 31, 2018 and December 31, 2019, respectively, will be realized prior to their expiration. Accordingly, a valuation allowance has not been established on the Company’s net deferred tax assets.

As of December 31, 2018, the Company had federal net operating loss carryforwards of $2,592,000 and $881,000, respectively. As of December 31, 2019, the Company had federal and state net operating loss carryforwards of $1,924,000 and $772,000 respectively. The federal net operating losses will be carried forward indefinitely. Portions of the state net operating loss carryforwards will begin to expire in 2038.

Pursuant to IRC Section 382 and 383, use of the Company’s U.S. federal and state net operating loss and research and development income tax credit carry forwards may be limited in the event of a cumulative change in ownership of more than 50% within a three-year period. The Company has not completed an analysis under IRC Sections 382 and 383, and therefore net operating loss carry forwards reflected in the deferred tax assets at December 31, 2018 have not been adjusted to reflect Section 382 and 383 limitations. If a change in ownership were to have occurred, additional net operating loss and tax credit carry forwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance.

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

8. INCOME TAXES (continued)

As of December 31, 2018 and 2019, the Company had federal credits of approximately $87,000 and $217,000, respectively, which will begin to expire in 2038. State research credits as of December 31, 2018 and 2019 of approximately $22,000 and $97,000, respectively, have no expiration date. These tax credits are subject to the same ownership change limitations.

On December 22, 2017, the Tax Cuts and Jobs Act (the “2017 Tax Act”) was enacted. The 2017 Tax Act includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017. As the Company’s opening deferred tax balances were calculated as at January 1, 2018, no remeasuring of deferred tax assets and/or liabilities to reflect the reduction in corporate income tax rate was required.

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (CARES Act) was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (2017 Tax Act). Corporate taxpayers may carryback net operating losses (NOLs) originating during 2018 through 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for tax years beginning January 1, 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act.

In addition, the CARES Act raises the corporate charitable deduction limit to 25% of taxable income and makes qualified improvement property generally eligible for 15-year cost-recovery and 100% bonus depreciation. The enactment of the CARES Act will not be applicable to the Company until 2020 and is expected to have a material impact on the Company’s ability to utilize its federal net operating loss carryforwards and tax credit carryforwards due to the five-year carryback rule, among other matters. The Company is also evaluating other impacts the CARES Act will have on its financial statements.

The Company files income tax returns in the US federal jurisdiction as well as various state jurisdictions. The Company’s federal income tax returns from 2017 are open to audit by the Internal Revenue Service. Under IRC 38(c), the Company is limited in the utilization of its Federal Research and Development Tax Credit in the year. The Company has therefore utilized the Federal Research and Development Tax Credit against 75% of its net taxable income that exceeds $25,000 in the year.

9. RELATED PARTY TRANSACTIONS

Licensing Agreement

On April 2, 2015, the Company entered into a license agreement with respect to the Trianni Platform with Austrianni GmbH (“Austrianni”), a biotechnology company founded in 2015 to develop novel antibody-based therapeutics for the prevention and treatment of multidrug-resistant tuberculosis. In exchange for the license, Austrianni issued shares of capital stock to the Company representing approximately 10% of Austrianni total share capital on a fully diluted basis. The Company also made cash payments of approximately $7,000 for capital

TRIANNI, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2019 AND SEPTEMBER 30, 2020

(INFORMATION AS OF SEPTEMBER 30, 2019 AND 2020 AND FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2019 AND 2020 IS UNAUDITED)

8. INCOME TAXES (continued)

stock in Austrianni. In addition, the Company’s CEO is also the Chief Science Office of Austrianni. Under the license agreement, the Company granted Austrianni a world-wide, non-exclusive, fully paid, royalty-free, perpetual license to use the Trianni Platform to discover, develop and commercialize therapeutic and diagnostic antibody-based products and services. The Company accounted for the 10% capital stock interest in Austrianni using the carryover basis, which was $0 for the non-exclusive license and approximately $7,000 in cash that is recorded within other assets in the accompanying balance sheets. In March 2020, the Company entered into two license and validation agreements with this related party involving the Company’s next generation mice. Upon validation of the next generation mice the Company will receive an annual license fee of $50,000 per next generation mouse agreement as well as future pre-clinical milestone payments upon advancement of the respective milestone as defined in the agreement.

10. EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution plan which includes an employee deferral feature under IRC Section 401(k) and a discretionary employer profit sharing component. All employees are eligible to participate. There is no minimum age or service requirements. Under the 401(k) plan, the Company matches 100% of the employee elective deferral up to 4% of eligible compensation. The Company did not make a matching contribution during the year ended December 31, 2018. During the year ended December 31, 2019, the Company made 401(k) safe harbor matching contributions approximating $22,000. All employer contributions are immediately vested.

11. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through October 26, 2020, which is the date the financial statements were available to be issued.

12,000,000 Common Shares

ABCELLERA BIOLOGICS INC.

PROSPECTUS

June 21, 2021